Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 20, 2012 (but effective as of the Effective Time) by and among HealthCare Partners Holdings, LLC (“Employer”), DaVita Inc. (“Parent”) and Robert J. Margolis, M.D. (“Employee”).

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 20, 2012, among Parent, Seismic Acquisition, LLC, a California limited liability company, and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Employer, Merger Sub shall be merged with and into Employer, and Employer shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Transaction”);

WHEREAS, the parties wish to provide for Employee’s employment with Employer on the terms contained herein, effective upon the Effective Time (as defined in the Merger Agreement) (the “Effective Date”);

WHEREAS, Employee is the direct owner (or indirect owner through a person that is the direct owner) of outstanding equity interests of Employer, and/or is the holder of options to purchase substantial equity interests of Employer, and will receive significant benefits, including the Merger Consideration (as defined in the Merger Agreement) payable by Parent to Employee, pursuant to the Merger Agreement, and the sale of the equity interests and options to purchase equity interests of Employer held by Employee is necessary to transfer the goodwill of Employer being purchased by Parent pursuant to the Merger Agreement; and

WHEREAS, as a condition and material inducement for Parent to enter into the Merger Agreement and consummate the Transaction, Employee is entering into this Agreement concurrently with the execution of the Merger Agreement;

WHEREAS, while it is the parties’ intention to enter into a revised Employment Agreement in the future, if the parties are unable to agree upon an Employment Agreement, this Agreement will serve as the agreement governing Employee’s employment and will be fully binding on the parties hereto; and

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated June 1, 1996, and amended effective as of August 3, 1997 (the “Prior Employment Agreement”), which, effective as of the Effective Date, shall be terminated and replaced in its entirety by this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer agrees to continue to employ Employee as Chief Executive Officer. Employee accepts such continued employment on the terms and conditions set forth in this Agreement. Employee shall report to the Chief Executive Officer of Parent and shall perform the duties of such office, or such additional or different duties or jobs as the Chief Executive Officer of Parent deems appropriate, so long as those additional or different duties or jobs generally are commensurate with Employee’s position.

Initially, Employee shall continue to work out of Torrance, California, although the location is subject to change within a 35-mile radius to suit business needs; provided that Employee may be periodically required to visit and work at Parent’s headquarters in Denver, Colorado during the term of this Agreement. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, including but not limited to providing consulting services to any investment firm, such as a hedge fund, provided however, Employee may (a) pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties, and (b) as part of his duties hereunder, with Employer’s prior written consent, serve as a consultant or other independent contractor to Parent, or any subsidiary or affiliate of Parent or Employer. Employee agrees that he shall not serve on the board of directors of any not-for-profit or for-profit company without the express written approval of Parent’s Chief Executive Officer. Employee shall at all times observe and abide by Employer’s and Parent’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $600,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time. Employer, in its discretion and with the approval of Parent, may increase the base salary as a result of any such review. Neither Employer nor Parent may reduce Employee’s base salary unless Employee authorizes it in writing or Employer is reducing the base salary of other similarly-situated executives of Employer by a similar percentage; in such case, Employer shall provide Employee with 30 days’ notice of the reduction.

2.2 Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s or an affiliate’s benefit plans (including, without limitation, medical, prescription, dental, disability, 401(k) contribution and life insurance) under the same terms and conditions applicable to most executives of Employer at similar levels of compensation and responsibility, and subject to Section 2.7 of this Agreement.

2.3 Annual Bonus. Employee shall be eligible to receive an annual performance bonus in accordance with the terms set forth on Appendix A to this Agreement for calendar years 2012, 2013, and 2014. Beginning in calendar year 2015 (if Employee is still employed by Employer), Employee shall be eligible to participate in a bonus program to be proposed by the Chief Executive Officer of Employer in consultation with Parent.

2.4 Vacation. Employee shall have vacation, subject to the approval of the Chief Executive Officer of Parent; provided that the number of personal days (including vacation, sick time, and other time off) afforded to Employee shall in no event be less than 37 days per year.

2.5 Management Share Ownership Policy. Employee shall review and understand the terms of Parent’s Management Share Ownership Policy with respect to all equity-based awards.

2.6 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s or an affiliate’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.7 Changes to Benefit Plans. Employer and Parent reserve the right to modify, suspend, or discontinue any and all of their benefit plans, practices, policies, and programs, including but not limited to any 401(k) plans, at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives of Employer and Parent and does not single out Employee. Employee will be given “time of service” credit under all benefit plans where the benefits depend on or vary with the date employee first began providing services to Employer.

2.8 Possible Recoupment of Certain Compensation. Notwithstanding any other provision in this Agreement to the contrary, Employee shall be subject to the written policies of the Parent Board applicable to executives of Employer or Parent, including without limitation any Parent Board policy relating to recoupment or “claw back” of compensation, as they exist from time to time during Employee’s employment by Employer and thereafter.

2.9 Return of Compensation or other Property Received in Connection with Director, Officer, Shareholder or Similar Position. All fees, compensation, other remuneration, dividends, distributions, or other property or financial benefit received by Employee in connection with Employee’s position as a director, officer, member, shareholder, partner or any other similar position of any controlled or uncontrolled direct or indirect subsidiary or affiliate of Employer, or other contractual obligor to Employer or any of its subsidiaries or affiliates the obligations of which constitute revenue or direct or indirect employment or other personal services to Employer or any of its subsidiaries or affiliates and of which Employee beneficially owns or has the right to acquire, directly or indirectly, 10% or more of the equity interests or has the power to vote 10% or more of the voting interests, shall belong to Employer and shall be immediately remitted to Employer. Notwithstanding the foregoing, this provision shall not apply to any amounts payable to, earned by, received by or otherwise due to Employee as employment compensation from Employer or any of its subsidiaries or affiliates, or any dividends or other distributions received by Employee in Employee’s capacity as a stockholder of Employer’s ultimate parent company.

2.10 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by the Employer’s Bylaws and applicable law.

Section 3. Provisions Relating to Termination of Employment.

3.1 Term. The term of this Agreement will be until two years after the Effective Date (the “Term”), unless otherwise mutually agreed by Employer and Employee. During the Term, Employee’s employment may be terminated only for Material Cause, death, or Disability, pursuant to Section 3.2. Upon termination pursuant to this Section 3.1 (termination at the end of the Term), Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1, Section 2.2, and Section 2.4, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law. If Employer and Employee mutually agree to continue Employee’s employment after the Term, this Agreement will continue to govern the employment relationship (unless otherwise mutually agreed by Employer and Employee).

3.2 Termination for Material Cause, Death or Disability. During the Term and after the Term (if Employee’s employment continues after the Term), Employer may terminate Employee’s employment without advanced notice for Material Cause, death or Disability (as defined below). Upon termination for Material Cause, death, or Disability, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1, Section 2.2, and Section 2.4, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination. After the Term (if Employee’s employment continues after the Term), Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least ninety (90) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement within twenty-eight days of the termination of Employee’s employment, Employee shall be entitled to an amount equal to two times Employee’s base salary in effect at the time that notice of termination is given to Employee, plus an amount equal to the Bonus paid in the year prior to the termination of Employee’s employment, pro-rated for the number of months served in the year Employee’s employment is terminated, to be paid in equal installments over 24 months, subject to Employer’s payroll practices and procedures (the “Termination Pay”). For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).

3.4. Voluntary Resignation. After the Term (if Employee’s employment continues after the Term), Employee may resign from Employer at any time upon at least ninety (90) days’ advance written notice if the resignation is without cause, and upon thirty (30) days’ written notice if Employee resigns due to a material breach by Employer or Parent of the terms of this Agreement and Employer’s failure to cure such breach; provided that, in the case of material breach by Employer, Employee must provide written notice of the alleged breach and allow Employer thirty (30) days to cure. If Employee resigns from Employer, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1, Section 2.2, and Section 2.4, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply; provided, however, that if such resignation is due to a material breach by Employer or Parent (including without limitation changing Employee’s duties and/or reporting relationship in a manner that is inconsistent with Section 1, requiring a relocation that is inconsistent with Section 1, or reducing base salary below what is set forth in Section 2.1), the Termination Pay shall also be due. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.6 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or material dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by Parent’s Chief Executive Officer or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement that goes uncured for a period of 30 days after written notice has been given to Employee, if the breach is reasonably susceptible to cure; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer, Parent or any of their subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a material violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

3.7 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.8 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder;

provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

3.9 Section 409A. Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.

Section 4: Non-Solicitation, Non-Competition and Confidentiality. Employee, contemporaneously herewith, shall enter into a Non-Solicitation, Non-Competition and Confidentiality Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes the Prior Employment Agreement and all other prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer or Parent and shall inure to the benefit of and be binding upon the successors and assigns of Employer or Parent, as applicable.

5.3 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.4 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.5 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.6 Legal Counsel. Employee, Employer and Parent recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.7 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.8 Invalidity of Provision. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be illegal, invalid, unenforceable, or void, such provision shall be enforced (by blue-penciling or otherwise) to the greatest extent permitted by law, and the remaining provisions hereof shall continue in full force and effect.

5.9 Approval by Parent as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by Parent as to the form of hereof.

5.10 Applicable Law; Venue. This Agreement shall be governed by the laws of the State of Colorado, without regard to the principles of conflicts of laws. Both parties agree that any action relating to this Agreement shall be brought in a state or federal court of competent jurisdiction located in Denver, Colorado, and both parties agree to exclusive venue in Denver, Colorado.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By:	/s/ Dennis L. Kogod	/s/ Robert J. Margolis
	Dennis L. Kogod	Robert J. Margolis, M.D.
Chief Operating Officer

Date:	May 20, 2012	Date:	May 20, 2012

HEALTHCARE PARTNERS HOLDINGS, LLC

By:	/s/ Robert J. Margolis
Robert J. Margolis, M.D.
Chief Executive Officer

Date:	May 20, 2012

Approved by DaVita Inc. as to Form:

/s/ Caitlin Moughon
Caitlin Moughon
VP, Assistant General Counsel – Labor and Employment

[Signature Page to Robert J. Margolis Employment Agreement]

APPENDIX A

Terms of Employee’s Annual Performance Bonus (Section 2.3 of Agreement)

In addition to Employee’s base salary, for calendar year 2012 and two subsequent calendar years (if Employee remains employed with Employer), Employee shall be entitled to receive a bonus set at 40% of base salary with EBITDA at 100% of budget, with an upside cap of 170% of bonus for calendar year 2012 (subject to increase as to all similarly situated executives at the discretion of Employer for subsequent years), according to the following formula, and subject to approval of the applicable budgets by the Chief Executive Officer of Parent:

•	The bonus shall be based on total audited EBIDTA for Employer.

•	No bonus shall be earned in any year when final EBIDTA is ≤ 95% of budget.

•

Between 95% – 100% of budget, Employee will earn a proportionate share of bonus potential for each 1% above 95% to a total of 100% of the bonus at 100% of budget (e.g., 98% of budget = 50% of 40% bonus potential, or 20% bonus).

•

Between 100% and 109.5% of budget, Employee will earn a proportionate share of the additional maximum bonus between 100% of bonus and 170% of bonus (or any higher cap on the bonus % adopted by Employer).

Bonuses shall be paid for prior year’s results within 30 days of Employer’s Board approval of annual audit, but in no event later than the 15th day of the third month following the year in which it is earned.